EXHIBIT 10.1
RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (this “Agreement”), dated April 2, 2008, is entered into by and between The Brink’s Company, a Virginia corporation (the “Company”), and James B. Hartough (“Consultant”).

RECITALS

WHEREAS, Consultant will retire from employment with the Company effective June 1, 2008 (the “Commencement Date”); and

WHEREAS, the Company believes that Consultant’s expertise and knowledge will enhance the Company’s business and the Company wishes to retain Consultant to perform consulting services and fulfill certain related duties and obligations under the terms and conditions of this Agreement, commencing on the Commencement Date;

NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment Period.

(a)           From the date of this Agreement through and until the Commencement Date (the “Employment Period”), Consultant shall continue as an employee of the Company as Vice President, Corporate Finance and Treasurer performing his prescribed duties, and subject to the Company’s policies and requirements applicable to its employees and to Consultant as an executive officer thereof.  If Consultant voluntarily terminates his employment with the Company upon written notice to the Company prior to the Commencement Date, or if Consultant dies or becomes permanently disabled, the remaining rights and obligations of the parties under this Agreement shall terminate, including but not limited to any and all duties and compensation applicable to the consulting services which otherwise would have applied following the Commencement Date, but subject to the continuing survival of certain terms as set forth in Section 11 below.  Consultant hereby irrevocably designates June 1, 2008 as his voluntary retirement date from employment with the Company.

(b)           If Consultant dies or becomes permanently disabled, the remaining rights and obligations of the parties under this Agreement shall terminate, including but not limited to any and all duties applicable to the consulting services which otherwise would have applied following the Commencement Date, but subject to the continuing survival of certain terms as set forth in Section 11 below.  In this event, any unpaid payments to be provided to Consultant pursuant to Section 5(c) below shall be accelerated and shall be payable in full, as applicable, to Consultant within thirty days of the determination of his permanent disability in accordance with this Agreement, or to Consultant’s estate within thirty days of Consultant’s death.  For purpose of this Agreement, the phrase “permanently disabled” shall mean that Consultant is physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months, or for an aggregate of nine (9) months in any twelve (12) consecutive month period, to perform the essential functions of Consultant’s position.  Any question as to whether

Consultant is permanently disabled as to which Consultant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Consultant and the Company.  If Consultant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of whether Consultant is permanently disabled made in writing to the Company and Consultant shall be final and conclusive for all purposes of the Agreement.

2.           Release of Claims.

(a)           As a material inducement to the Company to enter into this Agreement, Consultant, on his own behalf and on behalf of his heirs, assigns, and agents, except as otherwise provided herein, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company, its controlled affiliates, all current and former parent companies, subsidiaries, divisions, affiliates, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past and present employees, respective insurers, representatives, officers, directors, shareholders, partners, joint ventures, independent contractors, agents,  attorneys, and their heirs, executors, administrators, successors and assigns, and any other person acting by, through, under or in concert with any of the persons or entities listed in this Section, and their successors (collectively referred to herein as the “Released Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys fees and costs actually incurred) of any nature whatsoever known or unknown, suspected or unsuspected, including, but not limited to, federal, state or local laws governing payment of wages, including but not limited to the Fair Labor Standards Act of 1938, as amended, discrimination on the basis of race, color, sex, religion, marital status, national origin, handicap or disability, age, veteran status, disabled veteran status, citizenship status or any other category protected under applicable federal, state or local law, including, but not limited to, those arising under Section 510 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Civil Rights Act of 1866, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and the Americans with Disabilities Act of 1990, any regulations thereunder, state or federal common law, or any other duty or obligation of any kind or description whether express or implied; any claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied contract, including but not limited to Consultant’s Severance Agreement, dated September 22, 1997 (other than claims for the payment of Accrued Obligations and Other Benefits under Section 4(c) of such Severance Agreement), or any other contract affecting terms and conditions of employment, including, but not limited to, any covenant of good faith and fair dealing; any tort claims; and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730; any claims relating to the Company’s right to terminate the employment of its employees or any right to any payment or benefit, whether vested or not, arising from or under any compensation or incentive plans which Consultant now participates in, has, owns or holds, or claims to have participated in, have, own or hold, or which Consultant at any time heretofore has participated in, owned or held, claimed to have participated in, have, own or held, or which Consultant at any time hereinafter may participate in, have, own or hold or claim to participate in, have, own or hold against the Released Parties, unless the terms of any particular written compensation plan or written incentive plan or program expressly state otherwise.  If there is a conflict between this provision and the written terms of a particular written compensation plan or written incentive plan or program, the written terms of the applicable written compensation plan or written incentive plan or program shall prevail.  Both parties acknowledge as a consequence of this Agreement that any such written compensation plan or written incentive plan or program shall be construed within the context of a voluntary termination of employment by Consultant, effective June 1, 2008.

(b)           Consultant represents that he understands the foregoing release, that rights and claims under the ADEA are among the rights and claims against the Released Parties he is releasing, and that he is not releasing any rights or claims arising after the Effective Date of this Agreement.

(c)           Notwithstanding Sections 2(a) and 2(b) herein, this Agreement does not relinquish Consultant’s rights, if any, under any Company employee benefit plan(s) covered by ERISA, COBRA, The Brink’s Company Pension Equalization Plan, any insurance policy or program which would otherwise cover Consultant in the absence of this release or any other employee benefit plan; however, this Section does not make any representations as to what rights, if any, Consultant may have under any such employee benefit plan(s).

(d)           Consultant agrees that, absent compulsion of court order, he will not directly or indirectly assist any non-governmental third party or other non-governmental entity in maintaining, proceeding upon, or litigating any claim of any kind in any forum against any of the Released Parties, unless otherwise required by applicable law.  With respect to any charges, complaints, or investigations that have been or may be filed and/or commenced concerning events or actions relating to Consultant’s employment or separation from employment, Consultant waives and releases any right he may have to recover in any lawsuit or proceeding brought by an administrative agency or other person on his behalf or which includes him in a class.  Additionally, Consultant affirms that he has not filed any complaints or charges with a court or administrative agency against any of the Released Parties prior to the execution of this Agreement.

(e)           Nothing in Section 2 should be construed to waive Consultant’s right to sue the Company for breach of this Agreement.

3.           Release Upon Retirement.  The Company will provide to Consultant, by May 1, 2008, and Consultant will execute after the Commencement Date and return to the Company within eight days after the Commencement Date, a Mutual Release (“Release”) in the form set forth in Exhibit A hereto.

4.           Company Obligations Upon Retirement.

(a)           The Company will take all necessary steps to remove, effective on the Commencement Date, Consultant as signatory on bank accounts of the Company and its subsidiaries.  The Company will also remove, effective on the Commencement Date, Consultant as an officer and signatory of the Company and its subsidiaries.

(b)           In the event that Consultant is made a party to any suit or claim or threatened with any suit or claim relating to his employment with the Company, the Company shall hold him harmless and indemnify him from any and all costs, fees, expenses, damages or detriments of any kind.

5.           Consulting Services.

(a)           Capacity.  Effective on the Commencement Date, the Company retains Consultant with respect to the business of the Company and its subsidiaries to be available on reasonable notice and at a mutually agreeable time for a maximum of ninety (90) days to provide such reasonable advisory and consulting services as are requested by the Chief Executive Officer or the Chief Financial Officer of the Company, primarily focusing on providing advice to the Company as respects Treasury related issues, credit rating agency issues, and other general financial issues, as well as assistance in transitioning the new Chief Financial Officer and Treasurer. Such services are not to include day to day management of the Treasury function, active leadership of any financing or other projects or active participation in the spinoff of the Brink’s Home Security subsidiary.  Consultant hereby accepts such position upon the terms and the conditions set forth herein, and shall perform such services.

(b)           Term and Operation.  The consulting services will commence on the Commencement Date and shall continue until, and shall end upon, May 30, 2009 (the “Consulting Period”).  This Agreement may be terminated by Consultant in writing upon ninety (90) days written notice to the Company.  This Agreement will terminate automatically at the end of the Consulting Period, but subject to the continuing survival of certain terms as set forth in Section 11 below.  Company may terminate this Agreement upon a material breach of this Agreement by Consultant which is not cured within fifteen (15) days following written notice of such breach from Company.

(c)           Compensation.  In consideration of Consultant’s agreement to the terms of this Agreement, and his performance of the consulting services during the Consulting Period, the Company will make payments to Consultant in an amount equal to $22,500.00 per month, as described herein.  The first payment is to be made on June 2, 2008.  The next six monthly payments thereafter are to be made on the first business day of each of the next six months.  A final payment in the amount of $112,500.00 will be made on December 29, 2008.  Payment is to be made by direct deposit to Consultant’s bank account.  Each such payment will be a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Section 409A”).

(d)           Reimbursement of Expenses.  The Company shall reimburse Consultant monthly for all reasonable expenses incurred by Consultant in the performance of

Consultant’s duties under this Agreement during the Consulting Period and in compliance with and subject to the expense reimbursement policies and procedures of the Company.  Included in such reimbursement shall be Consultant’s necessary travel and other expenses in connection with his duties as Consultant.  Consultant shall not be obligated to make any advance to or for the account of the Company, nor shall Consultant be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided.  Notwithstanding the foregoing, all expenses over $5,000.00 to be incurred by Consultant during the Consulting Period in connection with this Agreement shall require the prior approval of the Company’s Chief Financial Officer.  Each provision of reimbursement of expenses or in-kind benefit pursuant to this Section 5(d) will be considered a separate payment and not one of a series of payments for purposes of Section 409A.

(e)           Section 409A Delay.  Notwithstanding any provisions of this Agreement to the contrary, if Consultant is a “specified employee” within the meaning of Section 409A, and determined in accordance with procedures adopted by the Company, at the time of Consultant’s Separation from Service and if any portion of the payments or benefits to be received by Consultant under this Section 5 upon Consultant’s Separation from Service would be considered deferred compensation under Section 409A, then the following provisions shall apply to each such portion.

(i)           Each portion of such payments and benefits that would otherwise be payable pursuant to this Section 5 during the six-month period immediately following the Commencement Date (the “Delayed Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date Consultant incurs a Separation from Service or (ii) Consultant’s death (the applicable date, the “Permissible Payment Date”).

(ii)           With respect to any amount of expenses eligible for reimbursement under Section 5(d), such expenses shall be reimbursed by the Company within 60 calendar days (or, if applicable, on the Permissible Payment Date) following the date on which the Company receives the applicable invoice from Consultant (and approves such invoice) but in no event later than December 31 of the year following the year in which Consultant incurs the related expenses.

(iii)           In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Consultant’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(iv)           “Separation From Service” shall be deemed to have occurred on the date on which the level of bona fide services reasonably anticipated to be performed by Consultant is less than fifty percent of the average level of bona fide services performed by Consultant during the immediately preceding thirty-six-month period.

(f)           Compliance with Code 409A.  It is intended that any amounts payable under this Agreement and the Company’s and Consultant’s exercise of authority or discretion hereunder will comply with the provisions of Section 409A so as not to subject Consultant to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A.  In furtherance of this interest, to the extent that any provision hereof would result in Consultant being subject to payment of the additional tax, interest and tax penalty under Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A; and thereafter interpret its provisions in a manner that complies with Code Section 409A.  Notwithstanding the foregoing, no particular tax result for Consultant with respect to any income recognized by Consultant in connection with the Agreement is guaranteed, and Consultant will be responsible for any taxes, penalties and interest imposed on Consultant under or as a result of Section 409A in connection with the Agreement.

6.           Non-Competition and Non-Solicitation.

(a)           Consultant agrees that during the Employment Period and for a period of one year following the Commencement Date, he shall not directly or indirectly:

(i)           enter into, or attempt to enter into, remain within, or otherwise participate within a Restricted Business (as defined below) in the United States or other jurisdictions in which the Company or any of its subsidiaries conduct business or have developed plans to conduct business within one year thereafter as a principal, partner, joint venturer, employee, consultant, agent, broker, intermediary, representative, shareholder, investor, officer or director or have any direct or indirect financial interest, including without limitation, the interest of a creditor in any form in any business which is in any way directly or indirectly competitive with or similar to the business or businesses of the Company as it now exists or may then exist; provided, however, the ownership by Consultant of stock listed on a national securities exchange of any corporation conducting such directly or indirectly competing business shall not be deemed a violation of this Agreement if the Consultant and his associates (as such term is defined in Regulation 14A of the Securities Exchange Act of 1934 as in effect on the date hereof) collectively do not own more than an aggregate of one percent (1%) of the stock of such corporation; or

(ii)           receive any remuneration in any form from any business described in (i) above; or

(iii)           induce or attempt to persuade any then-current employee, agent, manager, consultant or director of the Company or any of its subsidiaries to terminate such employment or other relationship in order to enter into any business relationship or business combination with the Consultant or any other person, whether or not in competition with the Company or any of its subsidiaries; or

(iv)           use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the business of the Company or any of its subsidiaries; or

(v)           solicit, divert, or take away from the Company or any of its subsidiaries, or otherwise attempt to establish for Consultant or for any other person, corporation or other business entity, any business relationship with any person which is, or during the one year period preceding the Commencement Date was, a customer, client or distributor of the Company or any of its subsidiaries.

(b)           For the purposes of this Section 6, a "Restricted Business" shall mean a person, company, corporation, or other entity, whether existing or to be formed, engaged or has developed plans to engage in the business of Brink’s, Incorporated or Brink’s Home Security, including but not limited to armored transportation of valuables, business and residential security services, cash logistics, and the secured destruction of documents.

(c)           It is the desire and intent of the Company and Consultant that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular portion of this Section 6 shall be adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 6 in the particular jurisdiction in which such adjudication is made.  The Consultant acknowledges that he has received good and valuable consideration for the restrictive covenants contained in this Section 6.

(d)           Any breach by Consultant of his obligations under Section 6 shall be considered a material breach of this Agreement which shall not be considered curable but shall result in immediate termination of this Agreement and the Consulting Period, notwithstanding Section 5(b) above.

7.           Confidentiality.

(a)           Consultant will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of Consultant’s performance of services for the Company, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Consultant may have acquired such information.  As used in this Agreement, “Confidential Information” shall mean and include, without limitation, technical or business information not readily available to the public or generally known in the trade, including but not limited to the Company’s selling, manufacturing, marketing, pricing, distribution and business plans, methods, strategies and techniques; training, service, security and business policies and procedures; inventions; ideas; improvements; discoveries; developments; formulations; specifications; designs; standards; financial data; customer and supplier information; vendor and product information; security information; customer and prospective customer lists; other customer and prospective customer information; equipment; mechanisms; processing and packaging techniques; trade secrets and other confidential or business information, knowledge, data and know-how of the Company, whether or not they originated with Consultant or information which the Company received from third parties under an obligation of confidentiality.  Consultant specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Consultant and whether compiled by the Company, and/or Consultant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention, disclosure or use of such information by Consultant during the term of this Agreement (except in the course of performing services for the Company) or after the termination of this Agreement shall constitute a misappropriation of the Company’s trade secrets.

(b)           Consultant agrees that upon the termination of this Agreement or the termination of Consultant’s performance of services, for any reason, Consultant shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 7(a) of this Agreement.  In the event that such items are not so returned, the Company will have the right to charge Consultant for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(c)           Any breach by Consultant of his obligations under Section 7 shall be considered a material breach of this Agreement which shall not be considered curable but shall result in immediate termination of this Agreement and the Consulting Period, notwithstanding Section 5(b) above.

8.           Discoveries and Inventions:  Work Made for Hire.

(a)           Consultant agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that:  (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any services performed by Consultant for the Company, Consultant will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design.  Consultant has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Consultant conceives and/or develops entirely on Consultant’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either:  (i) relates to the business of the Company, or (ii) relates to the Company’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by Consultant for the Company.

(b)           Consultant acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefore, prototypes and other materials (hereinafter, “Items”), including without limitation, any and all such Items generated and maintained on any form of electronic media, generated by Consultant during the term of this Agreement shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.

(c)           All elements of this Section 8 shall apply to and be in full force and effect during the Employment Period and the one-year period following the Commencement Date.

9.           Specific Performance.  Consultant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 6 and 7 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, as determined in good faith by the Company, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement.

10.           Independent Contractor.  During the Consulting Period, Consultant will at all times be and remain an independent contractor.  Consultant shall exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company.  Consultant acknowledges and agrees that, during the term of this Agreement commencing with the Commencement Date, Consultant will not be an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of any benefits provided to employees of the Company or any of its affiliates under any employee benefit plan currently in effect or which becomes effective during the term of this Agreement commencing with the Commencement Date. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the fees paid to Consultant.  Consultant shall indemnify, hold harmless and defend the Company for all tax and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s failure to report and pay all employment income taxes or other taxes due on taxable amounts paid to or on behalf of Consultant by the Company during the Consulting Period.

11.           Survival.  Subject to any limits on applicability contained therein, Sections 2, 4, 6, 7, 8, 9, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, and 21 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement.

12.           Representations.

(a)           Consultant hereby represents and acknowledges that he has read and fully agrees with the contents of this Agreement.  Consultant further acknowledges and agrees that the employment relationship has been terminated in a particular manner in reliance upon the covenants and assurances contained herein and that such reliance, covenants and assurances are adequate and sufficient consideration to be received by Consultant as a result of his voluntary agreement to execute and to abide by the terms of this Agreement.

(b)           Consultant represents and acknowledges that he has retained or has had the opportunity to retain counsel concerning this matter, that Consultant has read and fully understands the terms of this Agreement, or has had it analyzed by counsel of his choosing, with sufficient time, and that he is aware of its contents and of its legal effects.

(c)           Consultant represents and acknowledges that he has been afforded the opportunity to take twenty-one (21) days to consider the waiver of his rights under the ADEA, prior to signing this Agreement.

(d)           Consultant represents and acknowledges that he has disclosed to the Company any information in his possession concerning any conduct involving the Company or its affiliates that he has any reason to believe involves any false claims to the United States or is or may be unlawful or violates or is inconsistent with Company policy in any respect.

(e)           Consultant acknowledges and agrees that the consideration provided him as set forth in Sections 1 and 5 of this Agreement is sufficient to support the releases provided by him herein.

(f)           In the event it shall be determined that there is any ambiguity contained in this Agreement, said ambiguities shall not be construed against any party hereto as a result of such party’s preparation of this Agreement, but shall be construed in favor or against either of the parties in light of all of the facts, circumstances and intentions of the parties at the time of the Effective Date, as defined in this Agreement.

(g)           In the event that any party breaches this Agreement, then the prevailing party shall be entitled to payment from the breaching party of all costs and expenses relating to the breach.

(h)           As part of the consideration for the payments as described in this Agreement, as well as the acceptance of the obligations set forth in the Agreement, Consultant expressly guarantees and has represented and does hereby expressly warrant and represent to the Company that:

(i)           he is legally competent and duly authorized to execute this Agreement and it has been read or explained to him in a language and manner fully understandable to him; and

(ii)           he has not assigned, pledged, or otherwise in any manner whatsoever sold, hypothecated, or otherwise transferred or pledged, either by instrument in writing or otherwise, any right, title, interest, or claim which he has or may have by reason of any claims, damages or otherwise be sustained as of the execution of this Agreement.

13.           Return of Company Property.  Consultant agrees that as of the Commencement Date, he will return to the Company all Company documents, property or equipment (including, but not limited to, computers and computer-related items, facsimile machines, mobile telephone, and credit card), relating to his employment or obtained throughout the course of his employment with the Company, that he has not returned to the Company prior to the Commencement Date.

14.           Effective Date of the Agreement.  Consultant must sign this Agreement and return it to the Company within twenty-two (22) days after receipt of the Agreement and shall have seven (7) days from the date he signs it to revoke his consent to the waiver of his rights under the ADEA in writing addressed and delivered to the Company official executing this Agreement on behalf of the Company, which action shall revoke this Agreement in its entirety, rendering the entire agreement void and unenforceable.  The Agreement will take effect on the eighth day after Consultant has signed the Agreement, without revocation (“Effective Date”).

15.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

16.           Complete Agreement.  This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of the Effective Date, as defined in Section 14, and the date preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including but not limited to Consultant’s Severance Agreement, dated September 22, 1997, which prior understandings, agreements or representations are hereby terminated, abrogated and rendered null and void in their entirety.

17.           Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

18.           Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party.  Consultant hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the

Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

19.           Notice.  Where notice is required pursuant to this Agreement, it shall be made by regular mail to Consultant at James B. Hartough, 13 Twin Lake Lane, Richmond, Virginia 23229, and to Company, attention General Counsel, The Brink’s Company, 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100.  Consultant and the Company agree to provide notice of change of address immediately, but in no event later than five days after such change of address is effective.

20.           Choice of Law.  The Agreement shall be governed by and construed and implemented under the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law or decisional authority in this regard.  The parties agree that the state courts located in the County of Henrico, Virginia or the federal court located in the City of Richmond, Virginia shall have exclusive jurisdiction in any action, suit or proceeding by or against Consultant based on or arising out of this Agreement and the parties hereby:  (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against Consultant; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

21.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

JAMES B. HARTOUGH	THE BRINK'S COMPANY

By: /s/ James B. Hartough	By: /s/ Frank T. Lennon
James B. Hartough

Dated: 4/2/08	Dated: 4/2/08

COMMONWEALTH OF VIRGINIA	)
	)	ss.:
COUNTY OF HENRICO	)

On this 2nd day of April, 2008 before me personally came JAMES B. HARTOUGH, to me known and known to me to be the individual described in and who executed the foregoing Agreement, and he duly acknowledged to me that he executed the same.

/s/ Deborah L. Barrett
Notary Public

COMMONWEALTH OF VIRGINIA	)
	)	ss.:
COUNTY OF HENRICO	)

On this 2nd day of April, 2008 before me personally came F. T. Lennon, to me known and known to me to be the officer who executed the foregoing Agreement on behalf of THE BRINK’S COMPANY, and he duly acknowledged to me that he executed the same.

/s/ Deborah L. Barrett
Notary Public

EXHIBIT A

MUTUAL RELEASE

MUTUAL RELEASE (“RELEASE”) dated as of _______ between The Brink’s Company (“COMPANY”) and JAMES B. HARTOUGH (“CONSULTANT”):

For and in consideration of the promises set forth in the Retirement and Consulting Agreement, dated as of April 2, 2008, between CONSULTANT and the COMPANY, (“AGREEMENT”), the COMPANY hereby releases and forever discharges CONSULTANT, his heirs, assigns and agents from any claims, acts, damages, demands, benefits, accounts, liabilities, obligations, liens, costs, rights of action, claims for relief, and causes of action, in law and in equity, both known and unknown, which the Company ever had, now has, or might in the future have against the CONSULTANT for any conduct, action, or failure to act as of the date of this RELEASE.

The COMPANY has offered CONSULTANT the opportunity to provide services to, and receive payments from, the COMPANY as a Consultant, under the terms and conditions set forth in the AGREEMENT.  Such opportunity offered to CONSULTANT by the COMPANY, which CONSULTANT acknowledges constitutes good and valuable consideration, will be provided to CONSULTANT in consideration of his voluntarily signing this RELEASE after the Commencement Date described in the AGREEMENT and returning the signed RELEASE to the COMPANY’S General Counsel, without revocation, within eight days after such Commencement Date.  CONSULTANT is encouraged to consult with an attorney before signing this RELEASE and has twenty-one (21) days from the date of CONSULTANT’S receipt of the RELEASE to sign and return it to the COMPANY.  If CONSULTANT does sign this RELEASE, he will have seven (7) days from the date he signs it to revoke his consent to the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), as set forth herein, such revocation to be in writing addressed and delivered to the COMPANY’S General Counsel, which action shall revoke this RELEASE in its entirety, rendering the entire RELEASE void and unenforceable.  The RELEASE will take effect on the eighth day after Consultant has signed the RELEASE, without revocation (the “RELEASE EFFECTIVE DATE”).

As a material inducement to the COMPANY to enter into this RELEASE, CONSULTANT, on his own behalf and on behalf of his heirs, assigns, and agents, except as otherwise provided herein, hereby irrevocably and unconditionally releases, acquits and forever discharges the COMPANY, its controlled affiliates, all current and former parent companies, subsidiaries, divisions, affiliates, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past and present employees, respective insurers, representatives, officers, directors, shareholders, partners, joint ventures, independent contractors, agents, attorneys, executors, administrators, successors and assigns, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (collectively referred to herein as “RELEASED PARTIES”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys fees and costs actually incurred) of any nature whatsoever known or unknown, suspected or unsuspected, including, but not limited to, federal, state or local laws governing payment of wages, including, but not limited to, the Fair Labor Standards Act of 1938, as amended, discrimination on the basis of race, color, sex, religion, marital status, national origin, handicap or disability, age, veteran status, disabled veteran status, citizenship status or any other category protected under applicable federal, state or local law, including, but not limited to, those arising under Section 510 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the ADEA, the Civil Rights Act of 1866, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and the Americans with Disabilities Act of 1990, any regulations thereunder, state or federal common law, or any other duty or obligation of any kind or description whether express or implied; any claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied contract, including but not limited to Consultant’s Severance Agreement, dated September 22, 1997, or any other contract affecting terms and conditions of employment, including, but not limited to, any covenant of good faith and fair dealing; any tort claims; and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730; any claims relating to the COMPANY’s right to terminate the employment of its employees or any right to any payment or benefit, whether vested or not, arising from or under any compensation or incentive plans which CONSULTANT now participates in, has, owns or holds, or claims to have participated in, have, own or hold, or which CONSULTANT at any time heretofore has participated in, owned or held, claimed to have participated in, have, own or held, or which CONSULTANT at any time hereinafter may have, participate in, own or hold or claim to have, participate in, own or hold against the RELEASED PARTIES unless the terms of any particular written compensation plan or written incentive plan or program expressly state otherwise.  If there is a conflict between this provision and the written terms of a particular written compensation plan or written incentive plan or program, the written terms of the applicable written compensation plan or written incentive plan or program shall prevail.  Both parties acknowledge as a consequence of this Agreement that any such written compensation plan or written incentive plan or program shall be construed within the context of a voluntary termination of employment by CONSULTANT, effective June 1, 2008.

Notwithstanding the paragraphs of this RELEASE set forth above, this RELEASE does not relinquish CONSULTANT’S rights, if any, under any COMPANY employee benefit plan(s) covered by ERISA, COBRA, The Brink’s Company Pension Equalization Plan, any insurance policy or program which would otherwise cover Consultant in the absence of this release or any other employee benefit plan; however, this RELEASE does not make any representations as to what rights, if any, CONSULTANT may have under any such employee benefit plan(s).

CONSULTANT expressly acknowledges that the foregoing RELEASE is intended to include and does include in its effect without limitation all claims which CONSULTANT does not know or suspect to exist in his favor against the RELEASED PARTIES at the time of

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execution of the RELEASE and that this RELEASE contemplates the extinguishment of any such claims.

CONSULTANT represents that he understands the foregoing RELEASE, that rights and claims under the ADEA are among the rights and claims against the COMPANY he is releasing, and that he is not releasing any rights or claims arising after the RELEASE EFFECTIVE DATE.

CONSULTANT agrees that, absent compulsion of court order, he will not directly or indirectly assist any non-governmental third party or other non-governmental entity in maintaining, proceeding upon, or litigating any claim of any kind in any forum against any of the RELEASED PARTIES, unless otherwise required by applicable law.  With respect to any charges, complaints or investigation that have been or may be filed and/or commenced concerning events or actions relating to CONSULTANT’S employment or separation from employment, CONSULTANT waives and releases any right he may have to recover in any lawsuit or proceeding brought by an administrative agency or other person on his behalf or which includes him in a class.  Additionally, CONSULTANT affirms that he has not filed any complaints or charges with a court or administrative agency against any of the RELEASED PARTIES prior to the execution of this RELEASE.

IN WITNESS WHEREOF, the parties have executed this MUTUAL RELEASE as of the date and year first above written.

JAMES B. HARTOUGH	THE BRINK'S COMPANY

By:	By:
James B. Hartough

Dated:	Dated:

WAIVER

BY SIGNING BELOW, THE UNDERSIGNED CONSULTANT HEREBY IRREVOCABLY ELECTS TO WAIVE THE 21-DAY PERIOD REFERRED TO IN THE SECOND PARAGRAPH OF THE ABOVE MUTUAL RELEASE.

________________________________
JAMES B. HARTOUGH

Dated:___________________________

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COMMONWEALTH OF VIRGINIA	)
	)	ss.:
COUNTY OF HENRICO	)

On this _______day of ____________________, 2008 before me personally came JAMES B. HARTOUGH, to me known and known to me to be the individual described in and who executed the foregoing Agreement, and he duly acknowledged to me that he executed the same.

Notary Public

COMMONWEALTH OF VIRGINIA	)
	)	ss.:
COUNTY OF HENRICO	)

On this _______ day of ____________________, 2008 before me personally came ____________________, to me known and known to me to be the officer who executed the foregoing Agreement on behalf of THE BRINK'S COMPANY, and he duly acknowledged to me that he executed the same.

Notary Public

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